Exhibit 2.2

STATE OF DELAWARE
CERTIFICATE OF CONVERSION

OF

DIPEXIUM PHARMACEUTICALS, LLC

FROM A DELAWARE

LIMITED LIABILITY COMPANY

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

1)             The Delaware limited liability company was first formed in the State of Delaware on January 13, 2010.

2)             The name of the Delaware limited liability company immediately prior to filing this Certificate was Dipexium Pharmaceuticals, LLC.

3)             The name of the Corporation as set forth in the Certificate of Incorporation is Dipexium Pharmaceuticals Inc.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting Delaware limited liability company has executed this Certificate on the        day of             , 2014.

By:

Name:	David P. Luci, Esq.
Title:	President and CEO